EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 12, 2008 with respect to the consolidated financial statements of Magma Design Automation, Inc. (which report expressed an unqualified opinion and contains an explanatory paragraph relating to Magma Design Automation’s adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment and FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109), supplemental schedule, and internal control over financial reporting (which report expressed an unqualified opinion on the effective operation of internal control over financial reporting), included in the Annual Report on Form 10-K for the year ended April 6, 2008 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

San Jose, CA

June 16, 2008